NEWS FOR IMMEDIATE RELEASE
April 21, 2010 CONTACT: Kristi J. Gravelle (509) 568 - 7800

Ambassadors Group, Inc. Reports Results for the First Quarter of 2010

Spokane, WA. – April 21, 2010

Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences and online education research materials, announced a $0.35 fully diluted per share loss for the quarter ended March 31, 2010, a 25 percent decline from $0.28 fully diluted per share loss for the first quarter of 2009. Net loss was $6.8 million and $5.3 million for the quarters ended March 31, 2010 and 2009, respectively.

“Selling and marketing continue to be challenging in our weakened economic environment.  We are encouraged by the high level of interest shown in our product concept and the travel programs themselves, according to recent surveys,” said Jeff Thomas, president and chief executive officer of Ambassadors Group, Inc. “Our revenue model continues to be highly seasonal, and the first quarter represents a low point of our revenue seasonality.  As expected, we incurred a loss for the first quarter. Although disappointed in the results as a whole and traveling significantly less delegates than a year ago, we are pleased to report a slightly improved gross margin ratio, 52 percent in first quarter 2010 as compared to 51 percent in first quarter 2009.”

“For the remainder of 2010, the outlook is similar to that which was provided last quarter.  To date, enrolled revenue for 2010 is down 22 percent. Our core international student ambassador travel business continues to perform relatively better than our other program offerings on both the international and domestic travel fronts. As we enter into the second quarter, we are focused on preparing for our largest travel quarter of this year, retaining delegates that have already enrolled but not yet traveled, and driving our 2011 business plans to ensure growth as the economy regains a more solid footing.”

“We continue to closely examine our operating expenses.  We are balancing investment in new marketing strategies for all subsidiaries to support our 2011 growth plans with various savings initiatives, such as our choice to outsource our printing and mailing operation. At this point, nearly all of our marketing expenses are for travel in 2011.  Still, we actively evaluate resource deployment and seek opportunities to reduce our costs.”

“Despite the reduced number of travelers in 2010, we continue to generate positive cash flow. We generated $33.2 million in operating cash flow, compared to $36.3 million in 2009.  We distributed $1.2 million in dividends to our shareowners and remained debt free.  We completed the quarter with $112.0 million in cash and short-term investments, compared to $108.0 million at first quarter 2009.”

“We appreciate the continued support we have received from our shareowner base while we work through the challenges that this economic environment represents.”

Quarter Ended March 31, 2010

During the first quarter of 2010, we traveled 803 delegates, down from 3,492 delegates traveling during the same quarter one year ago. The decrease in traveled delegates is largely due to the absence of the presidential inauguration program that traveled approximately 2,200 delegates in the first quarter of 2009. Gross receipts were $3.1 million in the first quarter of 2010 compared to $10.4 million in the first quarter of 2009. Gross margin decreased 70 percent, to $1.6 million, in the first quarter of 2010 from $5.3 million in the same period of 2009. The decrease in gross receipts and gross margin is due to the decline in the number of delegates traveling with us, predominantly due to the nonrecurring nature of the 2009 presidential inauguration program as previously mentioned. Gross receipts and gross margin also include results of operations for BookRags of $0.8 million and $0.6 million in the first quarter of 2010, respectively, and $0.9 million and $0.8 million in the first quarter of 2009, respectively. Gross margin as a percentage of gross receipts increased to 52 percent in the first quarter of 2010 from 51 percent in 2009.

Operating expenses were $12.0 million in the first quarter of 2010 compared to $12.2 million in the first quarter 2009, a decrease of 2 percent. Selling and marketing expenses increased $0.8 million due to additional efforts implemented in an attempt to grow our 2010 enrollments and acceleration of marketing activities for future year travel programs that have historically taken place during the second quarter. General and administrative expenses decreased $1.0 million predominantly due to insurance benefits recorded during the quarter related to legal expense claims. For the first quarter 2010, our operating loss was $10.4 million, compared to $7.0 million for the first quarter of 2009.

The Company realized other income of $0.4 million in the first quarter of 2010, as opposed to other expense of $0.4 million in the first quarter of 2009. The $0.8 million increase in income is due to the existence of a nonrecurring foreign currency loss of $1.0 million related to our over-hedged foreign currency contracts in the first quarter of 2009 offset by a $0.1 million decline in interest income earned during the first quarter of 2010 due to lower prevailing interest rates.

Balance Sheet and Cash Flow

Total assets at March 31, 2010 were $170.6 million, of which 66 percent, or $112.0 million, were cash and short-term investments. Our deployable cash (see definition following the cash flow statement of the press release) increased 74 percent, to $37.4 million, in the first quarter of 2010 from $21.5 million in the first quarter of 2009. Participant deposits at March 31, 2010 and 2009 were $81.5 million and $96.0 million, respectively, a 15 percent decline due to the decrease in net enrolled delegates.

Cash provided by operations was $33.2 million and $36.3 million during the quarters ended March 31, 2010 and 2009, respectively. The $3.1 million decrease resulted from a decline in cash provided by participant deposits, current period earnings and foreign currency losses recorded in 2009, offset by a decrease in cash used for prepaid program expenses,. Cash used in investing activities was $13.9 million for the quarter ended March 31, 2010 while cash provided by investing activities was $2.3 million for the quarter ended March 31, 2009. This $16.2 million difference was primarily due to an increase in cash used to purchase available-for-sale securities.

Cash used in financing activities was $0.7 million and $1.4 million during the quarters ended March 31, 2010 and 2009, respectively. During the quarter ended March 31, 2010, we distributed $1.2 million in cash dividends to our shareholders offset by $0.3 million in proceeds from stock option exercises. During the quarter ended March 31, 2009, we distributed $1.1 million in cash dividends to our shareholders and repurchased $0.4 million of our common stock.

Outlook

As of April 19, 2010, the Company’s enrolled revenue for 2010 travel programs in comparison to the same date one year ago had decreased 22 percent. Enrolled revenue was $159.0 million, driven by the 27,274 net enrolled participants for 2010 travel programs compared to $203.1 million of enrolled revenue due to 35,566 net enrolled participants for 2009 on this same day one year ago. The decrease in enrolled revenue year over year is primarily due to the 23 percent decrease of net enrolled participants. Enrolled revenue consists of estimated gross receipts to be recognized upon future travel of enrolled participants and revenue recognized for any delegates who have completed travel. Net enrollments consist of all participants who have enrolled in the Company’s programs less those that have already withdrawn. Enrolled revenue may not result in actual gross receipts eventually recognized by the Company due to both expected future enrollments and withdrawals from the Company’s programs.

The following summarizes our statements of operations for the quarters ended March 31, 2010 and 2009 (in thousands, except per share amounts).
	UNAUDITED
	Quarter ended March 31,
	2010	2009
Gross receipts	$3,093	$10,405
Gross margin	$1,593	$5,281
Operating expenses:
Selling and marketing	9,629	8,872
General and administration	2,380	3,369
Total operating expenses	12,009	12,241

Operating loss	(10,416)	(6,960)

Other income (expense)
Interest and dividend income	411	514
Foreign currency and other expense	(14)	(961)
Total other income (expense)	397	(447)
Loss before income tax benefit	(10,019)	(7,407)
Income tax benefit	3,263	2,153
Net loss	$(6,756)	$(5,254)

Loss per share – basic and diluted	$(0.35)	$(0.28)
Weighted average shares outstanding –basic and diluted	19,271	19,071

Gross receipts reflect total payments received by us for directly delivered and non-directly delivered programs, internet content sales, and advertising revenues. Gross margin consists of gross receipts, less program pass-through expenses for non-directly delivered programs, cost of sales for directly delivered programs, and content. For non-directly delivered programs, we do not actively deliver the operations of each program. For directly delivered programs however, we organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

The following summarizes our balance sheets as of March 31, 2010 and 2009, and December 31, 2009 (in thousands):

	UNAUDITED
	March 31,		December 31,
	2010	2009	2009
Assets
Cash and cash equivalents	$26,258	$44,173	$7,656
Available-for-sale securities and other	85,764	63,804	73,528
Foreign currency exchange contracts	345	—	1,076
Prepaid program cost and expenses	12,417	14,866	3,175
Accounts receivable	5,366	4,726	2,020
Deferred tax asset	—	2,788	25
Total current assets	130,150	130,357	87,480
Property and equipment, net	29,022	28,874	29,376
Available-for-sale securities	1,248	1,837	1,397
Deferred tax asset	—	184	—
Intangibles	2,970	2,474	2,822
Goodwill	6,911	6,898	6,911
Other long-term assets	311	410	109
Total assets	$170,612	$171,034	$128,095

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$5,419	$5,250	$5,188
Foreign currency exchange contracts	—	6,487	—
Participants’ deposits	81,546	95,968	31,137
Deferred tax liability	73	—	—
Other liabilities	110	126	112
Total current liabilities	87,148	107,831	36,437
Deferred tax liability	96	—	652
Foreign currency exchange contracts	—	2,249	—
Total liabilities	87,244	110,080	37,089
Stockholders’ equity	83,368	60,954	91,006
Total liabilities and stockholders’ equity	$170,612	$171,034	$128,095

The following summarizes our statements of cash flows for the quarters ended March 31, 2010 and 2009 (in thousands):
	UNAUDITED
	Quarter ended March 31,
	2010	2009
Cash flows from operating activities:
Net loss	$(6,756)	$(5,254)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,135	1,010
Deferred income tax (benefit) provision	(92)	95
Stock-based compensation	507	465
Excess tax benefit from stock-based compensation	(106)	(2)
(Gain) loss on sale of assets	12	(1)
Write down of property and equipment	243	—
Loss on foreign currency contracts	—	962
Change in assets and liabilities:
Accounts receivable and other current assets	(3,346)	(2,760)
Prepaid program costs and expenses	(9,444)	(10,998)
Accounts payable, accrued expenses, and other current liabilities	609	977
Participants’ deposits	50,409	51,802
Net cash provided by operating activities	33,171	36,296
Cash flows from investing activities:
Proceeds from available-for-sale securities	7,397	12,626
Purchase of available-for-sale securities	(19,774)	(8,818)
Purchase and construction of property and equipment	(1,244)	(1,365)
Purchase of intangibles	(239)	(140)
Net cash (used in) provided by investing activities	(13,860)	2,303
Cash flows from financing activities:
Dividend payment to shareholders	(1,156)	(1,145)
Repurchase of common stock	—	(409)
Proceeds from exercise of stock options	341	148
Excess tax benefit from stock-based compensation	106	2
Capital lease payments and other	—	(11)
Net cash used in financing activities	(709)	(1,415)
Net increase in cash and cash equivalents	18,602	37,184
Cash and cash equivalents, beginning of period	7,656	6,989
Cash and cash equivalents, end of period	$26,258	$44,173

Our operations are organized into two reporting segments, (1) “Ambassador Programs and Other”, which provides educational travel services to students, professionals and athletes through multiple itineraries within five travel program types and (2) “BookRags”, which provides online research capabilities through book summaries, critical essays, online study guides, biographies, and references to encyclopedia articles.

The following presents the segment operating performance during the quarters ended March 31, 2010 and March 31, 2009 (in thousands):

	Quarter ended March 31,
	2010	2009
Gross margin:
Ambassador Programs and Other	$949	$4,506
BookRags	644	775
Total consolidated gross margin	$1,593	$5,281

Operating income (loss):
Ambassador Programs and Other	$(10,721)	$(7,465)
BookRags	305	505
Total operating income (loss)	$(10,416)	$(6,960)

Assets
Ambassador Programs and Other	$158,748	$160,193
BookRags	11,864	10,841
Total assets	$170,612	$171,034

Deployable cash is a non-GAAP liquidity measure. Deployable cash is calculated as the sum of cash and cash equivalents, short-term available-for-sale securities, and prepaid program costs and expenses, less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes) and participant deposits. Free cash flow is a non-GAAP cash flow measure. Free cash flow is calculated as cash flow from operations less purchase of property, plant, equipment and intangibles. We believe these non-GAAP measures are useful to investors in understanding the cash available to deploy for current and future business opportunities as well as the cash generated within a calendar year for future use in operations.

The following summarizes our deployable cash as of March 31, 2010 and 2009, and December 31, 2009 (in thousands):

	UNAUDITED
	March 31,		December 31,
	2010	2009	2009
Cash, cash equivalents and short-term available-for-sale securities	$112,022	$107,977	$81,184
Prepaid program cost and expenses	12,417	14,866	3,175
Less: Participants’ deposits	(81,546)	(95,968)	(31,137)
Less: Accounts payable / accruals / other liabilities	(5,529)	(5,376)	(5,300)
Deployable cash	$37,364	$21,499	$47,922

The following summarizes our free cash flow as of March 31, 2010 and 2009, and December 31, 2009 (in thousands):

	UNAUDITED
	March 31,		December 31,
	2010	2009	2009
Cash flow from operations as reported	$33,171	$36,296	$16,138
Purchase of property, equipment and intangibles	(1,483)	(1,524)	(5,883)
Free cash flow	$31,688	$34,772	$10,255

Quarterly conference call and webcast

We will host a conference call to discuss first quarter 2010 results of operations on Thursday, April 22, 2010 at 8:30 A.M. Pacific Time. You may join the call by dialing 800-946-0712 then use the pass code: 1851248. Or, you may also join the call via the Internet at www.ambassadorsgroup.com/EPAX. For post-view access, you may dial 888-203-1112 with the pass code 1851248 and follow the prompts, or visit www.ambassadorsgroup.com/EPAX. Post-view dial-in access and post-view Webcast access will be available beginning April 23, 2010.

Business overview

Ambassadors Group, Inc. (NASDAQ: EPAX) is a socially conscious education company located in Spokane, Washington. Ambassadors Group, Inc. is the parent company of Ambassador Programs, Inc., World Adventures Unlimited, Inc. and BookRags, Inc., an educational research website. The company also oversees the Washington School of World Studies, an accredited travel study and distance learning school. Additional information about Ambassadors Group, Inc. and its subsidiaries is available at http://www.ambassadorsgroup.com. In this press release, “Company”, “we”, “us”, and “our” refer to Ambassadors Group, Inc. and its subsidiaries.

Forward-Looking Statements

This press release contains forward-looking statements regarding our actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to international unrest, outbreak of disease, conditions in the travel industry, direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in our expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met. For a more complete discussion of these and other factors, please refer to the Ambassadors Group, Inc. 10-K filed March 2, 2010 and proxy statement filed April 13, 2010.